Schedule A

Dated April 29, 2026

To The

Expense Limitation Agreement

Dated April 29, 2012, as amended,

Between

Touchstone Variable Series Trust and Touchstone Advisors, Inc.

Fund	Expense Limit	Termination Data
Touchstone Balanced Fund I	0.79%	April 29, 2027
Touchstone Balanced Fund SC	1.01%	April 29, 2027
Touchstone Bond Fund I	0.61%	April 29, 2027
Touchstone Bond Fund SC	0.91%	April 29, 2027
Touchstone Common Stock Fund I	0.73%	April 29, 2027
Touchstone Common Stock Fund SC	1.06%	April 29, 2027
Touchstone Small Company Fund	0.76%	April 29, 2027

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/ Terri A. Lucas
Terri A. Lucas Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Benjamin J. Alge
Benjamin J. Alge President

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer

Signature Page – Schedule A to Expense Limitation Agreement